Notice of Annual Meeting of Stockholders

New Orleans, Louisiana
March 25, 2005

To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, May 13, 2005
Time:	10:00 a.m. Central Daylight Time
Place:	The Peabody Three Statehouse Plaza Little Rock, AR 72201

MATTERS TO BE VOTED ON
1.	Election of thirteen directors.

2.	Ratification of external auditors.

3.	Stockholder proposal regarding independent Chairman of Board of Directors.

4.	Stockholder proposal regarding majority election of directors.

/s/ Robert D. Sloan

Robert D. Sloan
Secretary

TABLE OF CONTENTS

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS	1
MATTERS TO BE VOTED ON	1
PROXY STATEMENT	4
GENERAL INFORMATION ABOUT VOTING	4
WHO CAN VOTE	4
VOTING BY PROXIES	4
HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS	4
QUORUM REQUIREMENT	4
VOTES NECESSARY FOR ACTION TO BE TAKEN	4
COST OF THIS PROXY SOLICITATION	4
ATTENDING THE ANNUAL MEETING	5
STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT	5
PROPOSAL 1 - ELECTION OF DIRECTORS	6
GENERAL INFORMATION ABOUT NOMINEES	6
TERM OF OFFICE	6
INFORMATION ABOUT THE NOMINEES	6
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES	9
COMMITTEES OF THE BOARD	9
Audit Committee	9
Finance Committee	10
Personnel Committee	10
Nuclear Committee	10
Corporate Governance Committee	11
Executive Committee	11
DIRECTOR COMPENSATION	11
PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	13
CORPORATE GOVERNANCE	14
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS	15
SHARE OWNERSHIP OF DIRECTORS AND OFFICERS	17
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
AUDIT COMMITTEE REPORT	18
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	19

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION	20
COMPARISON OF FIVE YEAR CUMULATIVE RETURN	24
EXECUTIVE COMPENSATION TABLES	25
Summary Compensation Table	25
Option Grants to the Executive Officers in 2004	26
Aggregated Option Exercises in 2004 and December 31, 2004 Option Values	27
Long-Term Incentive Plan Awards in 2004	27
EXECUTIVE RETIREMENT AND BENEFIT PLANS	27
QUALIFIED RETIREMENT PLAN COMBINED WITH PENSION EQUALIZATION PLAN	28
Retirement Income Plan Table	28
SUPPLEMENTAL RETIREMENT PLAN (SRP)	28
SYSTEM EXECUTIVE RETIREMENT PLAN (SERP)	28
System Executive Retirement Plan Table	29
SYSTEM EXECUTIVE CONTINUITY PLANS	29
DEFERRED COMPENSATION PLANS	30
EXECUTIVE EMPLOYMENT CONTRACTS AND RETENTION AGREEMENTS	30
EXECUTIVE RETENTION AGREEMENTS	30
PROPOSAL 2 - RATIFICATION OF EXTERNAL AUDITORS	32
PROPOSAL 3 - STOCKHOLDER PROPOSAL REGARDING INDEPENDENT CHAIRMAN OF BOARD OF DIRECTORS	32
PROPOSAL 4 - STOCKHOLDER PROPOSAL REGARDING MAJORITY ELECTION OF DIRECTORS	33
STOCKHOLDER PROPOSALS FOR 2006 MEETING	35

PROXY STATEMENT

Your vote is very important. For this reason, the Board of Directors is requesting that, unless you are able to and intend to vote your shares in person at this Annual Meeting of Stockholders, you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Robert v.d. Luft and Maureen S. Bateman, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "we", "our", "Entergy", the "Company", and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 25, 2005.

GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE. You are entitled to vote your Common Stock if our records show that you held your shares as of March 16, 2005. At the close of business on March 16, 2005, 213,007,403 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. Of course, you may come to the meeting and vote your shares in person. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them as to how your shares may be voted in accordance with your instructions. Follow those instructions carefully. If you hold your shares in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number listed or accessing the Internet address on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by these methods are valid under applicable state law. When you use the telephone or Internet voting system, please have the enclosed proxy card in hand and follow the instructions. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Specific directions for using the telephone and Internet voting system are on the proxy card. Whether you send your instructions by mail, telephone or the Internet, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented to the Annual Meeting other than those described in this proxy statement. If any other matters are presented at the meeting, the proxies will use their own judgment in determining how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver to us later proxy instructions or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting cannot be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions by a specified date, it may vote on matters that the New York Stock Exchange has determined to be routine.

VOTES NECESSARY FOR ACTION TO BE TAKEN. Thirteen directors will be elected at the meeting, meaning that the thirteen nominees receiving the most votes will be elected.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our employees may solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500, plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 16, 2005 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote or dispose of the Common Stock, or to acquire the Common Stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 2004:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	15,990,214 (1)	7.2%

Barclays (2) 45 Freemont Street San Francisco, CA 94105	20,365,986 (2)	9.11%

Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHM&S") One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	13,187,696 (3)	5.9%

FMR Corp. ("FMR") (4) 82 Devonshire Street Boston, MA 02109	12,943,144 (4)	5.79%

(1)

Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc. and is deemed to have sole power to dispose or to direct the disposition of 15,986,277 shares, to have sole voting power over 7,900,015 shares, to have shared voting power over 3,384,714 shares, and to have shared power to dispose or to direct the disposition of 3,937 shares. AXA Financial, Inc. reports in its Schedule 13G that "A majority of the shares reported in this Schedule 13G are held by unaffiliated third party client accounts managed by Alliance Capital Management L.P. as investment advisor."

(2)

Barclays has indicated that it has sole voting power over 18,195,515 shares and sole power to dispose or direct the disposition of 20,365,986 shares, and that the beneficial ownership numbers cited include 15,782,325 shares (7.06%) beneficially owned by Barclays Global Investors, NA and an aggregate of 4,583,661 shares (2.05%) beneficially owned by six other Barclays entities. Barclays also noted in its Schedule 13G that "the shares reported are held by the company in trust accounts for the economic benefit of beneficiaries of these accounts."

(3)	BHM&S has indicated that it has sole voting power over 3,755,606 shares, sole power to dispose or direct the disposition of 13,187,696 shares and shared voting power over 9,432,090 shares.

(4)

FMR may not vote or transfer this Common Stock. The shares are beneficially owned by three wholly-owned subsidiaries of FMR each of which may vote and transfer the shares beneficially owned by it. Fidelity Management and Research Company beneficially owns and has shared investment power over 12,241,444 shares, Fidelity Management Trust Company beneficially owns and has shared investment power over 569,654 shares and Strategic Advisers, Inc. beneficially owns and has shared investment power over 1,706 shares. The remaining 130,340 shares are beneficially owned and may be voted and transferred by Fidelity International Limited, a Bermudan joint stock company and former majority-owned subsidiary of Fidelity Management and Research Company.

PROPOSAL 1 — ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 2004.

MAUREEN SCANNELL BATEMAN              Age 61
Director Since 2000
Boston, Massachusetts

    Partner, Holland & Knight LLP (legal services) since 2004
    Former Special Senior Counsel, Bank of America (banking and financial services), 2003-2004
    Former Executive Vice President and General Counsel of State Street Corporation (administrative and financial services for institutional investors)
    Former Managing Director and General Counsel of United States Trust Company of New York (trust and investment advisory services)
    Director of Boston Public Library Foundation, Boston Bar Foundation, Catholic Schools Foundation of Boston; member of the Board of Overseers and Boston Symphony Orchestra; and Treasurer of Fordham Law Alumni Trustees

W. FRANK BLOUNT                                       Age 66
Director Since 1987
Atlanta, Georgia

    Chairman & Chief Executive Officer of TTS Management Corp. (management services) since 2004
    Chairman & Chief Executive Officer of JI Ventures, Inc. (high-tech venture capital fund) since 2000
    Former Chairman & Chief Executive Officer of Cypress Communications, Inc. (in-building integrated communications supplier)
    Former Chief Executive Officer and Director of Telstra Communications Corporation (Australian telecommunications company)
    Former Group President of AT&T
    Director of Caterpillar, Inc., Alcatel Ltd., Adtran, Inc., and Hanson PLC

SIMON D. deBREE                                     Age 67
Director Since 2001
The Netherlands

    Retired Director and Chief Executive Officer of DSM (chemicals, polymers, life science products)
    Chairman of the Supervisory Boards of Stork N.V.
    Former Chairman of the Supervisory Boards of Koninklijke Boskalis Westminster N.V. and Parenco B.V.
    Commissioner of the Foundation de la Maison de la Chimie
    Former President of the Association of Petrochemicals Producers in Europe and the European Chemical Industry Council
    Former Vice President of the Association of Plastics Manufacturers in Europe
    Former Board Member of the Dutch-German Chamber of Commerce
    Former Member of the Advisory Council of the Dutch and Japanese Trade Federation
    Member of the Board of Siemens Nederland

CLAIBORNE P. DEMING                        Age 50
Director Since 2002
El Dorado, Arkansas

    President and Chief Executive Officer and Director of Murphy Oil Corporation
    (oil and gas)
    President of the El Dorado Education Foundation
    Director of American Petroleum Institute
    Member and Treasurer of the National Petroleum Council

ALEXIS HERMAN                               Age 57
Director Since 2003
McLean, Virginia

    Chair and Chief Executive Officer of New Ventures, Inc. (corporate consultants) since 2001
    Director of Cummins, Inc., Presidential Life Insurance Company and MGM Mirage
    Chair, Task Force for Human Resources of The Coca-Cola Company
    Chair, Diversity Advisory Board of Toyota Motor Sales
    Former Secretary of Labor of the United States
    Former White House Assistant to the President of the United States
    Director of Xavier University of Louisiana, National Urban League, Leon H. Sullivan Foundation, George Meany National Labor College, and USA Football

DONALD C. HINTZ                           Age 61
Director Since 2004
Punta Gorda, Florida

    Former President, Entergy Corporation and Entergy Services, Inc.
    Former President and Chief Executive Officer of Entergy Operations, Inc.
    Former President and Chief Operating Officer of System Energy Resources, Inc.
    Director of Ontario Power Generation

J. WAYNE LEONARD                           Age 54
Director Since 1999
New Orleans, Louisiana

    Chief Executive Officer of Entergy and Entergy Services, Inc., January 1999-present
    Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December, 1998
    Former President, Cinergy Capital & Trading
    Former President, Energy Commodities Business Unit of Cinergy
    Former Group Vice President and Chief Financial Officer of Cinergy
    Director, Tidewater, Inc.
    Director, Edison Electric Institute
    Director, National D-Day Museum Foundation
    Trustee, United Way of Greater New Orleans

ROBERT v.d. LUFT                        Age 69
Director Since 1992
Chadds Ford, Pennsylvania

    Chairman of the Board, Entergy
    Acting Chief Executive Officer of Entergy, 1998
    Former Chairman of the Board of DuPont Dow Elastomers
    Retired Senior Vice President-DuPont, President-DuPont Europe and Chairman of DuPont International (industrial products, fibers, petroleum, chemicals and specialty products businesses)
    Member of the Board of Visitors, School of Engineering, University of Pittsburgh
    Director of Stonebridge Bank

KATHLEEN A. MURPHY                         Age 54
Director Since 2000
Stamford, Connecticut
    Former Senior Vice President and Chief Financial Officer of Connell Limited Partnership (diversified manufacturing company)
    Trustee of Emmanuel College, Boston, Massachusetts
    Treasurer of Shippan Point Association, Stamford, Connecticut

JAMES R. NICHOLS                                  Age 66
Director Since 1986
Boston, Massachusetts

    Partner, Nichols & Pratt, LLP (family trustees), Attorney and Chartered Financial Analyst
    Partner, Nichols & Pratt Advisors (registered investment adviser)
    Life Trustee of the Boston Museum of Science

WILLIAM A. PERCY, II                                        Age 65
Director Since 2000
Greenville, Mississippi
    Chairman and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)
    Chairman of Enterprise Corporation of the Delta (a non-profit economic development corporation)
    Former Partner of Trail Lake Enterprises (cotton farm and gin)

DENNIS H. REILLEY                          Age 51
Director Since 1999
Danbury, Connecticut

    Chairman, President and Chief Executive Officer of Praxair, Inc. (industrial gases) since 2000
    Director of Marathon Oil Corporation
    Former Executive Vice President & Chief Operating Officer of DuPont (industrial products, fibers, petroleum, chemicals, and specialty business products)
    Former Senior Vice President of DuPont
    Former Vice President and General Manager of DuPont White Pigment & Mineral Products
    Former Vice President and General Manager of DuPont Specialty Chemicals
    Former Vice President and General Manager of DuPont Lycra® /Terathane®
    Director of American Chemistry Council and Conservation Fund

STEVEN V. WILKINSON                              Age 63
Director Since 2003
Watersmeet, Michigan

    Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
    Director, Cabot Microelectronics Corporation
    Director, Blackburn College

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 2004, the Board of Directors met 11 times. Reference to the "Board" means to the Board of Directors. In addition to meetings of the Board, Directors attended meetings of separate Board Committees. In 2004, all Directors attended at least 75% of the meetings of the Board and committees on which they serve.

COMMITTEES OF THE BOARD. The Board of Directors has six standing committees.

Audit Committee	10 meetings in 2004

Present Members:	Steven V. Wilkinson (Chair) Kathleen A. Murphy James R. Nichols William A. Percy, II Bismark A. Steinhagen

Functions:

Oversee the integrity of the financial statements of the Corporation and its subsidiaries.

Oversee compliance with legal and regulatory requirements.

Oversee the system of internal controls.

Oversee the independent auditor's qualifications and independence.

Oversee the performance of the internal audit function and the independent auditors.

Finance Committee	6 meetings and 1 unanimous consent in 2004

Present Members:	Dennis H. Reilley (Chair) Simon D. deBree Claiborne P. Deming Robert v.d. Luft Paul W. Murrill

Functions:

Reviews the Company's financial policy and makes recommendations to the Board regarding policies, financial strategies, and decisions that would materially affect the Company's financial condition.

Reviews the financial plans, projections, and forecasts to ensure adequacy and soundness in support of the Company's financial policy.

Reviews the Company's investing activities and recommends significant investments to the Board.

Personnel Committee	7 meetings in 2004

Present Members:	W. Frank Blount (Chair) Maureen S. Bateman Simon D. deBree Alexis M. Herman Dennis H. Reilley

Functions:

Establishes and administers the Company's policies, programs and procedures for hiring, evaluating, promoting, and setting compensation for its executive officers.

Reviews other major employment matters, including workforce diversity, safety, environmental, health, and compensation.

Nuclear Committee	7 meetings in 2004

Present Members:	Donald C. Hintz (Chair) W. Frank Blount Robert v.d. Luft Paul W. Murrill William A. Percy, II Wm. Clifford Smith Bismark A. Steinhagen

Functions:

Provides non-management oversight and review of all the Corporation's nuclear generating plants, focusing on safety, operating performance, operating costs, staffing and training.

Consults with management concerning internal and external nuclear-related issues.

Reports to the Board with respect to the Corporation's nuclear facilities.

Corporate Governance Committee	6 meetings in 2004

Present Members:	Maureen S. Bateman (Chair) Alexis M. Herman Kathleen A. Murphy Wm. Clifford Smith Steven V. Wilkinson

Functions:

Provides oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending to the Board director nominees to be elected at the annual meeting of shareholders and recommending to the Board a set of corporate governance principles applicable to the Corporation.

Advises and counsels management and the Board regarding governmental, regulatory and public relations matters.

Executive Committee	1 meeting in 2004

Present Members:	Robert v.d. Luft (Chair) Maureen S. Bateman W. Frank Blount Donald C. Hintz J. Wayne Leonard Dennis H. Reilley Steven V. Wilkinson

Functions:	May exercise Board powers with respect to management and the business affairs of the Corporation between Board meetings. Reports all actions to the Board.

DIRECTOR COMPENSATION

Directors who are Entergy officers do not receive any fixed fee for service as a director. Non-employee directors are compensated through a combination of cash payments such as attendance fees and a stipend for serving as committee chairmen, equity-based compensation, benefits and reimbursements. Entergy's Chairman of the Board also receives compensation for service in this capacity.

CASH COMPENSATION

Attendance Fees Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings.

Chairmanships The committee chairpersons of the Audit Committee and Nuclear Committee are paid an additional $10,000 annually, and the committee chairpersons of the Executive Committee, Personnel Committee, Corporate Governance Committee and Finance Committee are paid an additional $5,000 annually.

Quarterly Payments Each calendar quarter, Entergy makes a cash payment to all non-employee directors equaling the value of 75 shares.

Deferral of Cash Compensation Any director may elect to defer payment of some or all of the cash compensation that would otherwise become due to him or her in a given calendar year. This election must be made in the calendar year preceding the year in which the director is to receive payments. Payment of deferred amounts is made in one or more annual installments as selected in the discretion of the director. All deferrals are subject to applicable deferral elections. Post-2004 deferrals of cash compensation are subject to the requirements of Internal Revenue Code Section 409A.

EQUITY-BASED COMPENSATION

All non-employee directors receive two types of equity based compensation, restricted stock grants and phantom unit grants. To the extent directors wish to defer receipt of all or a portion of such compensation, the deferral will be subject to applicable deferral elections. All post-2004 deferral elections and all deferral elections as applied to compensation earned or vested after December 31, 2004, may be subject to the provisions of Internal Revenue Code Section 409A.

Restricted Stock Non-employee directors receive on a quarterly basis 150 shares of Common Stock. Directors may defer receipt of these shares, in which case the director will accrue dividend equivalents until the shares are actually received.

Phantom Units Under the Service Recognition Program for Outside Directors, non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. After five years of service on the Board, the director becomes entitled to receive the value of these "phantom" shares at the conclusion of that director's service. During a director's term of Board service, the phantom shares are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in five annual payments that commence upon separation from the Board, unless the separating director irrevocably elects in advance to defer commencement of the payments for a period of up to fifteen years. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting. Phantom shares become due in the event a director is terminated from the Board without cause upon a change in control, as those terms are defined in the relevant plan. In this case, directors may demand immediate payment of benefits.

BENEFITS

The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties and spousal travel to certain Board functions, including a "gross up" payment to cover taxes incurred on reimbursement of spousal travel. The Company purchases several types of insurance for the benefit of its non-employee directors, including director and officer liability insurance, life insurance, accidental death and dismemberment insurance, personal accident insurance, and additional coverage if the accident occurs in an aircraft owned by the Company. Outside directors are also eligible to purchase, on an after-tax basis, medical coverage comparable to that provided under the Company's Medical Plan.

COMPENSATION FOR CHAIRMAN OF BOARD

In 2004, Mr. Luft was paid $200,000 plus 20,000 stock options (granted at market price) to serve as Chairman of the Board. In addition, the Company provides, at its expense, financial counseling services for Mr. Luft on the same terms and conditions that it provides those services to executive officers of the Company. Finally, as a non-employee director, Mr. Luft receives the compensation and benefits described above.

ARRANGEMENTS WITH DIRECTORS

Mr. Hintz's Consulting Agreement In 2004, the Company entered into a Consulting Agreement with Hintz & Associates, a Mississippi limited liability company, to provide the services of its employee, Donald C. Hintz. Mr. Hintz is a director of the Company and served as its President prior to his retirement in 2004. The agreement provides that Entergy may request certain services from Mr. Hintz in return for payment of a pre-determined hourly fee of $312.50 per hour, not to exceed a daily rate of $2,500, plus reimbursement of expenses. Services that Entergy may request pursuant to the agreement are (i) the inspection of nuclear facilities, (ii) advice regarding efficient and effective nuclear operations, (iii) analytical, strategic or developmental work and acquisition consulting services, and (iv) such other work as the Chief Executive Officer of Entergy Corporation may request. In 2004, Entergy paid Mr. Hintz $17,991.44 pursuant to this agreement.

Mr. Hintz's Retirement from Entergy Mr. Hintz retired as President of Entergy Corporation in April of 2004. Amounts paid to Mr. Hintz in connection with his retirement and his service as an executive officer of Entergy are described in the Executive Compensation tables and accompanying text beginning on page 25.

Transactions with Mr. Smith's Business During 2004, T. Baker Smith & Son, Inc. performed land-surveying services for, and received payments of approximately $735,856 from, Entergy companies. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is Chairman of the Board of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.

Retirement for Dr. Murrill and Mr. Steinhagen Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years. Both Dr. Murrill and Mr. Steinhagen are retiring from service on Entergy's Board at the 2005 annual meeting.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Blount, Davis, deBree, Nichols, Percy, Reilley, and Ms. Bateman and Ms. Herman served during 2004 as members of the Personnel Committee of the Board. None of these directors was, during 2004, an officer or employee of Entergy or any of its subsidiaries.

CORPORATE GOVERNANCE

Entergy operates under a comprehensive plan of corporate governance that defines responsibilities, sets standards of conduct and assures compliance with these responsibilities and standards. The Corporation regularly monitors developments in the area of corporate governance. The Committee structure and other Board information is set forth under "INFORMATION ABOUT THE BOARD AND ITS COMMITTEES." The following supplements that information.

Independent Directors

  A director is independent if the Board determines that he or she has no material relationship with Entergy, and that he or she meets the specific criteria listed in Entergy's Corporate Governance Guidelines. The Board has determined that the following 11 directors nominated for election in 2005 are independent: Messrs. Blount, deBree, Deming, Luft, Nichols, Percy, Reilley, and Wilkinson and Ms. Bateman, Ms. Herman, and Ms. Murphy. In making this determination, the Board considered that (1) several members live or work in Entergy's service territory and receive utility services from one or more of its subsidiaries at tariff rates set by the appropriate regulatory bodies; (2) two members are chief executive officers of companies with facilities in Entergy's service territory and receive utility services from one or more of its subsidiaries at tariff rates set by the appropriate regulatory bodies; (3) Mr. Percy is the uncompensated, non-executive Chairman of Enterprise Corporation of the Delta ("ECD"), a non-profit corporation making development loans in Arkansas, Louisiana and Mississippi (subsidiaries of Entergy have invested in funds sponsored by ECD, including a $1 million investment in 2004); and (4) Mr. Luft was the acting Chief Executive Officer of Entergy Corporation in 1998. The Board also determined that the three current directors who are retiring at the 2005 annual meeting are independent. In making this determination, the Board considered that Dr. Murrill retired as Chief Executive Officer of Gulf States Utilities ("GSU"), which Entergy acquired in 1993, in 1990 (he receives various benefits as a result of his service with GSU), and that Mr. Smith is the chairman of the board of directors of a corporation that performed land surveying services for Entergy companies in 2004.
  The Company's non-management directors have commenced holding formal meetings, separate from management, which they intend to hold at least four times a year. The Chairman of the Board presides at these meetings. In addition, the independent directors meet at least once a year.

Audit Committee

  All Audit Committee members are independent. For purposes of independence of members of the Audit Committee, an independent director also may not accept directly or indirectly any consulting, advisory, or other compensatory fee from Entergy or be affiliated with Entergy as defined in Securities and Exchange Commission ("SEC") rules.
  All Audit Committee members possess the level of financial literacy and accounting or related financial management expertise required by the New York Stock Exchange ("NYSE") rules.
  Steven V. Wilkinson qualifies as an "audit committee financial expert," as that term is defined in the SEC rules.
  The Audit Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit A to the Company's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on Entergy's website, www.entergy.com.
  Deloitte & Touche LLP, Entergy's independent auditors, report directly to the Audit Committee.

Corporate Governance Committee

  All Corporate Governance Committee members are independent.
  The Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit B to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on the Entergy website.

Personnel Committee

  All Personnel Committee members are independent and meet the criteria for outside directors as defined in Internal Revenue Code Section 162(m).
  The Personnel Committee operates under a formal charter that governs its duties and conduct. The Charter was reproduced as Exhibit C to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, is available on the Entergy website.

Corporate Governance Guidelines

  The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. The guidelines were reproduced as Exhibit D to Entergy's proxy statement for the Annual Meeting of Stockholders held on May 9, 2003 and, as amended, are available on Entergy's website.

Code of Business Conduct and Ethics

  The Board has adopted a Code of Business Conduct and Ethics for Employees. It is available on Entergy's website or upon written request. Furthermore, Entergy has operated under an omnibus code of ethics and business conduct called the Code of Entegrity. All employees are required to abide by the Code. Non-bargaining employees are required to acknowledge annually that they understand and abide by the Code. The Code of Entegrity is available on Entergy's website or upon written request.
  The Board has adopted a Code of Business Conduct for Members of the Board of Directors. It is available on Entergy's website or upon written request.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

The Corporate Governance Committee has adopted a policy on consideration of potential director nominees. The information under the headings "Criteria for Board Nomination" and "Source of Nominations; Nominating Procedure" summarizes certain aspects of that policy.

Criteria for Board Nomination

In choosing individuals to recommend for Board membership, the Corporate Governance Committee considers a wide range of factors, including:

Judgment	A candidate should exhibit sound business judgment.
Skill	A candidate should have superior credentials in his or her field.
Diversity	A candidate should contribute to the Board's wide range of backgrounds and experiences in various areas, including age, gender, race, geography, and specialized experience.
Integrity	A candidate should be of the highest ethical character.
Individual Experience	A candidate should have relevant experience and expertise with business and other organizations of comparable size to Entergy.
Collective Experience	A candidate's experience should add to the collective experience of the Board.
Disqualifying Conditions	A candidate must not be subject to a disqualifying factor as described in any legal or regulatory requirement applicable to Entergy, or in the Corporate Governance Guidelines.
Independence	The Committee will consider whether a candidate will be an independent director.

Source of Nominations; Nominating Procedure

  The Corporate Governance Committee will consider nominees from a variety of sources, including nominees suggested by shareholders, executive officers, fellow Board members, or a third party firm retained for that purpose. It applies the same procedures to all nominees regardless of the source of the nomination.
  Any party wishing to make a nomination should provide a written resume of the proposed candidate, detailing relevant experience and qualifications, as well as a list of references. The Committee will review the resume and may contact references. It will decide based on the resume and references whether to proceed to a more detailed investigation. If the Committee determines that a more detailed investigation of the candidate is warranted, it will invite the candidate for a personal interview, conduct a background check on the candidate, and assess the ability of the candidate to provide any special skills or characteristics identified by the Committee or the Board.
  Shareholders wishing to propose to the Corporate Governance Committee a candidate for nomination should follow the procedures described in the "Shareholder Communications" section below.
  The Company has not rejected any director candidate put forward by a shareholder or group of shareholders who beneficially owned more than 5% of the Company's stock.

Shareholder Communications

  Any shareholder may communicate with any director by sending a written communication to that director at the following address:

[Name of Director]
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113
Attn: Corporate Secretary
Fax: (281) 297-5068
E-mail: etrbod@entergy.com

  Any correspondence addressed to a member of the Board, with the sole exception of unsolicited commercial solicitations, will be forwarded to that member. Any correspondence addressed to the Board itself will be forwarded to the Chairman.
  The Board does not have a formal policy regarding director attendance at the annual meeting of shareholders, but every director attended the most recent annual meeting on May 14, 2004.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows how much Common Stock each current director, nominee and executive officer named in the "Summary Compensation Table" on page 25 beneficially owned as of December 31, 2004, as well as how much they and the other executive officers beneficially owned as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. The amount of Common Stock owned by all directors, nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.
	Entergy Corporation Common Stock
	Amount of Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Other Beneficial Ownership(a)	Entergy Corporation Stock Equivalent Units (b)

Entergy Corporation
Maureen S. Bateman	2,700	-	3,200
W. Frank Blount	9,384	-	13,600
Simon D. deBree	1,442	-	2,400
Claiborne P. Deming	6,700	-	1,600
Leo P. Denault	951	52,423	48,924
Alexis Herman	900	-	800
Donald C. Hintz	4,963	630,000	87,605
J. Wayne Leonard	13,433	1,376,800	150,731
Robert v.d. Luft	24,472	285,667	9,600
Kathleen A. Murphy (d)	2,700	1,000	3,200
Dr. Paul W. Murrill (c)	2,915	-	14,400
James R. Nichols (d)	8,910	3,684	14,400
William A. Percy, II	2,950	-	3,200
Dennis H. Reilley (c)	600	-	4,000
Mark T. Savoff	174	-	207
Robert D. Sloan	309	4,033	217
Richard J. Smith	1,658	190,538	56,875
Wm. Clifford Smith	12,988	-	16,800
Bismark A. Steinhagen (d)	9,424	2,623	24,000
C. John Wilder	-	-	-
Steven V. Wilkinson	750	-	800

All directors, nominees, and executive officers	118,815	2,979,314	537,451

(a)	Includes stock options that are exercisable within 60 days of December 31, 2004.
(b)

Represents the balances of stock equivalent units each executive holds under the deferral provisions of the Equity Ownership Plan and the Defined Contribution Restoration Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus. For directors of Entergy Corporation, the stock equivalent units are part of the Service Award for Directors. All non-employee directors are credited with units for each year of service on the Board.

(c)	Dr. Murrill, Mr. Percy, and Mr. Reilley have deferred receipt of an additional 5,700 shares, 300 shares, and 2,700 shares, respectively.
(d)

Includes 1,000 shares in which Ms. Murphy has joint ownership, 2,623 shares for Mr. Steinhagen that are in his wife's name, and 3,684 shares for Mr. Nichols that are owned by a charitable foundation that he controls.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities and Exchange Act of 1934 requires Entergy's directors and executive officers, and any persons owning more than ten percent of Entergy's common stock, to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. Entergy prepares and files these reports on behalf of its directors and executive officers. During 2004, all reports were timely filed.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors' Audit Committee comprises five independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2004, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter was published in the 2003 Proxy Statement and is available, as amended, on Entergy's website.

The Committee held 10 meetings during 2004. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Entergy's independent auditors, Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by the Public Company Accounting Oversight Board's Auditing Standard No. 2, "An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements," and applicable Securities and Exchange Commission rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States), Statements on Auditing Standards (SAS) No. 61, "Communication with Audit Committees," as amended. The Audit Committee received and discussed Deloitte & Touche's written disclosures and communication regarding its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:
Steven V. Wilkinson, Chair	William A. Percy
Kathleen A. Murphy	Bismark A. Steinhagen
James R. Nichols

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche will be present at the meeting and will be available to respond to appropriate questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy Corporation and its subsidiaries for the years ended December 31, 2004 and 2003 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting were as follows:

	2004	2003

Audit Fees	$6,289,500	$3,244,750
Audit-Related Fees (a)	950,900	690,665

Total audit and audit-related fees	7,240,400	3,935,415
Tax Fees (b)	62,820	119,802
All Other Fees (c)	-	5,000

Total Fees (d)	$7,303,220	$4,060,217

  Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.
  Includes fees for tax return review and tax compliance assistance.
  Includes fees for assistance on regulatory matters. During 2003 the fees for other services were approved under the de minimus provision.
  100% of fees paid in 2004 and 2003 were pre-approved by the Entergy Corporation Audit Committee.

Entergy Audit Committee Guidelines for Pre-approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy's independent auditor to perform services for Entergy:
1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC's rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

    Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
    All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President, Risk Management and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

The Personnel Committee of the Entergy Board of Directors has prepared the following report on the philosophy and key drivers of executive compensation, and the compensation that resulted from this process in 2004.

The Personnel Committee, which is composed entirely of independent directors, has been given by the Board of Directors the responsibility for the review, interpretation and administration of all components of the Company's executive officer compensation programs. The Personnel Committee Charter, which describes in greater detail the Committee's authority and duties, was published in the 2003 Proxy Statement and is available, as amended, on Entergy's website.

This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company's Chief Executive Officer and for other officers named in the Summary Compensation Table, as well as general compensation information of all executive officers of the Company.

Compensation Philosophy: Objectives and Key Drivers of Executive Compensation

It is the philosophy of Entergy and the Personnel Committee that all compensation programs should:

  Provide competitive pay opportunities consistent with positions of comparable scope and responsibility in the energy and other industrial sectors;
  Ensure that Entergy can attract and retain top talent; and
  Ensure that pay and performance are tightly linked.

The Personnel Committee determines competitive levels of compensation using comparative data from an external survey of similarly sized companies -- in terms of revenue, scope and scale - in general industry and in the energy industry specifically. A nationally recognized compensation consulting firm assists in providing data to the Committee and in designing various compensation plans. This firm also provides other services to Entergy and its subsidiaries.

Executives are compensated with a combination of base pay and incentive pay. Incentive pay consists of a combination of short-term awards and long-term awards. The higher the level of the executive, the more compensation is weighted toward incentive pay and long-term awards. This weighting reflects these executives' greater control of and responsibility for Entergy's long-term performance. The structure of these compensation programs is presented in Figure 1 below.

Figure 1. Components of Entergy Corporation's Executive Compensation

Compensation for Entergy's Executive Officers programs is designed to target within range of the median level of pay in the aggregate. However, while base salaries for Executive Officers as a group are also generally managed within the market median range, the competitiveness of target annual incentives and long-term incentives varies somewhat by management level. Also, individuals can be paid in a wide range above and below the median, based upon a combination of individual and corporate performance.

Description of the 2004 Executive Compensation Program

Base Salary Compensation

Base salaries for Entergy Executive Officers are set so that the aggregate base compensation for the group is within range of the median of the market. The compensation of individual executives can vary, relative to the market median, based on the roles, responsibilities, experience, and performance of each executive.

Base salaries for the Company's executive officers in 2004 were reviewed through comparisons with the market survey data. The Personnel Committee considers market base salary rates at the median of energy and general industry companies of comparable size and business mix. The Personnel Committee also includes quantifiable and non-quantifiable items in the review of individual performance in making decisions on base salaries for executive officers.

The current base salary levels for the named executive officers as a group are within range of the Company's overall philosophy of targeting the median of the published compensation survey data.

Annual Incentive Compensation

The Executive Annual Incentive Plan (EAIP) is designed to reward management for attainment of short-term performance targets. These include but are not limited to improvement in earnings per share, operating cash flows, control of operation and maintenance costs, safety, and customer satisfaction. The measures have varying weights and are specifically tailored to each executive's responsibilities.

Under Entergy's 2004 annual incentive strategy, executive officer award targets generally were set so that achievement of target performance would lead to total direct compensation within the median range of the market survey data. Again, variations in annual incentive opportunities exist based on individual performance and role. Annual incentive awards earned in 2004 for named executives were in aggregate paid between target and maximum levels based on the Company's results, including cash flow significantly above target and earnings per share below target, and based on individual performance.

Long-Term Incentive Compensation

Entergy's Personnel Committee believes that executive officers should have an ongoing stake in the Company's success. The purpose of long-term incentive compensation is to focus management on creating long-term value for Entergy shareholders.

The Company also believes that these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance and total shareholder return (i.e., stock price appreciation plus dividends) because stock-related compensation is directly tied to shareholder value. Long-term incentive compensation is designed to reward executives based on Entergy's share price and total shareholder return, and to increase executives' ownership of Entergy stock.

Long-term incentive compensation awards are provided in stock options and performance units. Stock options reward management efforts that lead to a long-term increase in the price of Entergy stock. Because stock options are granted at a price equal to 100 percent of fair market value on the day of the grant, recipients realize value from stock options only if Entergy's share price rises.

Performance units are earned based on the total shareholder return for Entergy stock compared to industry peer companies over a three-year period. For past cycles, and for the 2002-2004 cycle, the S&P Electric Index has been used to represent the peer group. Thus, management does not benefit from general increases in stock prices across the industry, but only from relative performance. For the 2002-2004 cycle, Entergy ranked in the top quartile of its peer group, which under pre-established targets provided for a maximum level payout of 200%.

Options vest over a period of three years, with one-third vesting each year, to ensure that management benefits only from sustained increase in the value of Entergy shares. In addition, for awards made in 2003 and beyond, executives are required to hold at least 75 percent of the net gain from option exercise in Entergy stock for a period of not less than five years following the date of exercise, except in the case of separation of employment. This provision increases management's ownership in Entergy and its stake in Entergy's long-term performance.

In 2004, stock options and performance unit target awards were set so that achievement of target performance would lead to total direct compensation within the range of the 50th percentile of the market survey data for the executive group in aggregate. However, variations in compensation exist by executives based on individual performance, tenure, and job duties. Also, the Committee has the flexibility to vary actual awards to levels above or below target based on performance.

Other Benefits

Entergy also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package.

Benefits include medical, dental, life insurance, and disability coverage. Perquisites are limited to Entergy-paid annual physical exams for approximately the top 25 executives, financial counseling for approximately the top 60 executives, limited spousal travel for senior executives to Company functions and tax gross-ups relating to spousal travel, and payments of club dues and other expenses for community activities principally for state presidents. Executives generally do not use Company planes for personal travel. Entergy's philosophy is that annual and long-term incentive pay are more effective tools than perquisites for motivating performance.

Entergy's executives have the opportunity to contribute some portion of their compensation to the Executive Deferred Compensation Plan (EDCP). Beginning with grants made in 2003, the Equity Ownership Plan (EOP) precludes executives from reloading stock options, repricing stock options, or making discount stock purchases. Entergy's plans do not allow executives to obtain loans.

2004 Compensation for the Chief Executive Officer

The purpose of this section is to summarize the basis upon which the Personnel Committee determined 2004 Compensation amounts for the Chief Executive Officer.

Base Compensation - Mr. Leonard's annual compensation from base salary was increased from $1,060,000 to $1,100,000 in 2004. The adjustment was intended to maintain a competitive level of compensation for Mr. Leonard and reflected the Personnel Committee's assessment that his leadership resulted in industry-leading financial and operating performance. Entergy was named to the Dow Jones Sustainability Index for the third consecutive year. Listed companies must not only demonstrate strong financial performance, but must also show outstanding leadership in environmental and social commitment.  In 2004, Mr. Leonard was honored by Diversity Best Practices with the 2004 CEO Leadership Award and by Community Action Partnership, a national organization fighting poverty, with its first ever Corporate Champion Award. Entergy received the Edison Electric Institute's Emergency Assistant Award for help provided after the hurricanes in Florida, the seventh consecutive year Entergy has received this award. Entergy Nuclear won top industry honors at the Nuclear Energy Institute's annual meeting, receiving a total of 10 "Top Industry Practice" awards, among the most ever won by a single nuclear operating company. For the five-year period ending September 30, 2004, Entergy achieved the best performance in the EEI Index large-cap category of shareholder-owned companies.

Annual Incentive Compensation - The Personnel Committee awarded Mr. Leonard an annual cash award of $1,540,000 for 2004. The Committee considered Entergy's actual 2004 earnings per share and operating cash flow compared to pre-determined target levels established at the beginning of the year and they also considered Mr. Leonard's individual performance in developing and implementing Entergy's strategy and serving the interests of Entergy's stakeholders. The Committee noted that in 2004 Entergy's cash flow significantly exceeded target while its earnings per share were below target. Further, in addition to the achievements noted in the preceding paragraph, Mr. Leonard guided the strategic decision to sell the Entergy-Koch Trading and Gulf South Pipeline businesses at attractive prices. The award was above the target award.

Long-Term Incentive Compensation - Mr. Leonard received a grant of 220,000 stock options in 2004 which was above his targeted award for the year. This award amount was based upon a combination of objective and subjective criteria, and reflects the fact that his performance continues to be strong. These stock options were granted at 100 percent of the fair market value of Entergy Common Stock on the grant date. Stock options are a performance-based element of compensation in that options produce income for the recipient only if Entergy's stock price rises after the grant date. In addition, Mr. Leonard was awarded $4,634,880 under the performance unit program for the three-year period ended December 31, 2004.  This award is based on Entergy's three-year total return to shareholders relative to its peers.  For the three-year period ended December 31, 2004, Entergy's total return to shareholders was 90.02%, while the return on the Standard and Poor's Electric Utility Index was 11.1%.  Entergy ranked in the top quartile among 20 members of the Index.

Supplemental Retirement Benefits for the Chief Executive Officer

The Personnel Committee notes that Mr. Leonard will be entitled to his "supplemental retirement benefit" if he were to leave Entergy on or after attaining the age of 55 and that Mr. Leonard will reach age 55 during 2005. See "EXECUTIVE RETENTION AGREEMENTS- Retention Agreement with Mr. Leonard".

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Code. Entergy believes that substantially all of the annual incentive awards, stock option grants and performance unit payments under the annual and long-term incentive plans qualify as performance-based compensation and will not be subject to any deductibility limitations under Section 162(m).

The Personnel Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Personnel Committee and the Board believes that it is in the best interest of the Company that the Personnel Committee retain its flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to Entergy's success, such as encouraging employee retention and rewarding achievement.

Personnel Committee Members:

Mr. W. Frank Blount, Chair
Ms. Maureen S. Bateman
Mr. Simon D. deBree
Ms. Alexis Herman
Mr. Dennis H. Reilley

COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of Entergy Corporation to the S&P 500 Index and S&P Electric Utilities Index (each of which includes the Corporation) for the last five years:

	Years ended December 31,
	1999	2000	2001	2002	2003	2004
Entergy	$100	$169.04	$161.34	$193.60	$249.40	$303.31
S&P 500 (2)	$100	$90.97	$80.19	$62.57	$80.32	$88.94
S&P Electric Utilities Index (2)	$100	$152.19	$127.01	$108.20	$133.52	$168.08

(1)	Assumes $100 invested at the closing price on December 31, 1999 in Entergy Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(2)	Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's Corporation.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	(a) Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options	(d) LTIP Payouts	(e) All Other Comp.

J. Wayne Leonard	2004	$1,088,769	$1,540,000	$46,344	(b)	220,000 shares	$4,634,880	$48,199
Chief Executive Officer	2003	1,038,460	1,197,800	26,152	(b)	195,000	2,944,560	73,639
	2002	962,500	1,450,400	5,257	(b)	330,600	2,372,160	20,517

Leo P. Denault	2004	$463,631	$490,000	$15,330	(b)	40,000 shares	$557,634	$29,518
Executive Vice President and	2003	286,824	217,402	4,551	(b)	30,600	190,170	13,308
Chief Financial Officer	2002	275,834	210,000	15,750	(b)	20,500	153,202	13,041

Donald C. Hintz (f)	2004	$348,847	$236,798	$204,941	(b)	20,000 shares	$2,136,390	$8,465,499
	2003	660,793	605,115	80,295	(b)	140,000	1,748,333	33,797
	2002	629,423	754,800	206,963	(b)	160,000	1,408,470	34,318

Mark T. Savoff	2004	$500,001	$490,000	$24,607	(b)	31,800 shares	$405,552	$21,293
Executive Vice President	2003	19,231	-	51,485	(b)	-	-	865

Robert D. Sloan	2004	$429,052	$423,948	$34,126	(b)	25,000 shares	$564,876	$18,362
Executive Vice President,	2003	288,184	252,289	110,427	$95,300 (b)(c)	12,100	-	10,913
General Counsel & Secretary

Richard J. Smith	2004	$494,806	$490,000	$11,840	(b)	63,600 shares	$1,231,140	$56,186
Group President, Utility	2003	473,019	380,867	64,371	(b)	72,777	674,795	23,128
Operations	2002	443,269	466,200	28,862	(b)	95,000	454,664	20,699

C. John Wilder (f)	2004	$106,174	$ -	$5,358	(b)	- shares	$ -	$5,171
	2003	568,731	461,153	153,373	(b)	80,000	779,082	51,614
	2002	521,923	549,080	156,683	(b)	131,366	627,634	24,459

(a)	2004 Other Annual Compensation includes the following:

(1)	Payments for personal financial counseling as follows: Mr. Denault $7,615; Mr. Hintz $10,643; Mr. Leonard $15,000; Mr. Sloan $10,784; Mr. Smith $7,800; and Mr. Wilder $1,856.
(2)	Payments for annual physical exams as follows: Mr. Denault $2,729; Mr. Hintz $1,404; Mr. Leonard $7,389; Mr. Savoff $3,681; Mr. Sloan $13,959; and Mr. Smith $1,594.
(3)	Personal use of company aircraft as follows: Mr. Hintz $2,442; Mr. Leonard $8,473; Mr. Sloan $1,077; Mr. Smith $924; and Mr. Wilder $1,178.
(4)	Payments for club dues as follows: Mr. Hintz $2,165; Mr. Leonard $68; and Mr. Wilder $204.
(5)	A relocation payment to Mr. Savoff for $20,926.
(6)	Tax gross up payments as follows: Mr. Denault $4,986; Mr. Hintz $188,287; Mr. Leonard $15,414; Mr. Sloan $8,306; Mr. Smith $1,522; and Mr. Wilder $2,120.

(b)

Performance unit (equivalent to shares of Entergy common stock) awards in 2004 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to this table for information on the aggregate number of performance units awarded during 2004 and the vesting schedule for such units. At December 31, 2004, the number and value of the aggregate performance unit holdings were as follows: Mr. Denault 33,400 units, $2,257,506; Mr. Hintz 25,500 units, $1,723,545; Mr. Leonard 165,600 units, $11,192,904; Mr. Savoff 33,100 units, $2,237,229; Mr. Sloan 28,134 units, $1,901,577; and Mr. Smith 41,500 units, $2,804,985. Accumulated dividends are paid on performance units when vested. The value of performance unit holdings as of December 31, 2004 is determined by multiplying the total number of units held by the closing market price of Entergy common stock on the New York Stock Exchange Composite Transactions on December 31, 2004 ($67.59 per share). The value of units for which restrictions were lifted in 2004, 2003 and 2002, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

(c)

In addition to the performance units granted under the Equity Ownership Plan, in April 2003, Mr. Sloan was granted 2,000 restricted units. 1/3 of the restricted units vest on each of April 15, 2004, April 15, 2005, and April 15, 2006, based on continued service with Entergy. Accumulated dividends will not be paid on Mr. Sloan's restricted units when vested. The value that Mr. Sloan may realize is dependent upon both the number of units that vest and the future market price of Entergy common stock.

(d)	Amounts include the value of performance units that vested in 2004, 2003 and 2002 (see note (b) above) under Entergy's Equity Ownership Plan.
(e)	2004 All Other Compensation includes the following:

(1)

Benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Denault $20,808; Mr. Hintz $3,535; Mr. Leonard $39,222; Mr. Savoff $12,510; Mr. Sloan $9,607; Mr. Smith $47,409; and Mr. Wilder $956.

(2)	Employer contributions to the System Savings Plan as follows: Mr. Denault $8,710; Mr. Hintz $7,994; Mr. Leonard $8,977; Mr. Savoff $8,783; Mr. Sloan $8,755; Mr. Smith $8,777; and Mr. Wilder $4,215.
(3)

A lump sum award made under the System Executive Retirement Plan to Mr. Hintz in the amount of $8,453,970. For a description of the System Executive Retirement Plan, see the discussion under "Executive Retirement and Benefit Plans - System Executive Retirement Plan."

(f)	Mr. Wilder resigned in February 2004. Mr. Hintz retired in April 2004.

Option Grants to the Executive Officers in 2004
					Potential Realizable
	Individual Grants				Value
	Number of	% of Total			at Assumed Annual
	Securities	Options			Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation
	Options	Employees	Price (per	Expiration	for Option Term(b)
Name	Granted (a)	in 2004	share)	Date	5%	10%

J. Wayne Leonard	220,000	11.6%	$ 58.60	3/02/14	$8,107,710	$20,546,528
Leo P. Denault	40,000	2.1%	58.60	3/02/14	1,474,129	3,735,732
Donald C. Hintz	20,000	1.1%	58.60	3/02/14	737,065	1,867,866
Mark T. Savoff	31,800	1.7%	58.60	3/02/14	1,171,933	2,969,907
Robert D. Sloan	25,000	1.3%	58.60	3/02/14	921,331	2,334,833
Richard J. Smith	63,600	3.4%	58.60	3/02/14	2,343,865	5,939,814

(a)

Options were granted on March 2, 2004, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on March 2, 2004. These options will vest in equal increments, annually, over a three-year period beginning in 2005, based on continued service with Entergy.

(b)

Calculation based on the market price of the underlying securities assuming the market price increases over the option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares Acquired	Value	as of December 31, 2004		as of December 31, 2004 (b)
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Wayne Leonard	-	$ -	1,201,600	460,200	$41,668,356	$7,840,180
Leo P. Denault	-	-	42,322	53,368	896,883	687,797
Donald C. Hintz	147,588	4,552,699	630,000	-	17,776,875	-
Mark T. Savoff	-	-	-	31,800	-	285,882
Robert D. Sloan	-	-	4,033	33,067	80,418	385,606
Richard J. Smith	-	-	150,537	120,268	3,720,385	1,947,463
C. John Wilder	222,430	3,649,306	-	-	-	-

(a)	Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.
(b)	Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on December 31, 2004, and the option exercise price.

Long-Term Incentive Plan Awards in 2004

The following table summarizes the awards of performance units (equivalent to shares of Entergy common stock) granted under the Equity Ownership Plan in 2004 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Stock Price-Based Plans (# of units) (a) (b)
Name	Number of Units	Performance Period Until Maturation or Payout	Threshold	Target	Maximum

J. Wayne Leonard	85,200	1/1/04-12/31/06	3,500	34,100	85,200
Leo P. Denault	15,800	1/1/04-12/31/06	700	6,322	15,800
Donald C. Hintz	3,600	1/1/04-12/31/06	200	1,456	3,600
Mark T. Savoff	16,500	1/1/04-12/31/06	700	6,600	16,500
Robert D. Sloan	16,500	1/1/04-12/31/06	700	6,600	16,500
Richard J. Smith	16,500	1/1/04-12/31/06	700	6,600	16,500

(a)

Performance units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Actual awards are based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon the number of units that vest, the future market price of Entergy common stock, and the dividends paid during the performance period.

(b)

The threshold, target, and maximum levels correspond to the achievement of 10%, 100%, and 250%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

EXECUTIVE RETIREMENT AND BENEFIT PLANS

The Company's named executive officers participate in three types of benefit plans. The first type of plan is one that provides retirement income, and includes the qualified retirement plan combined with the Pension Equalization Plan, the Supplemental Retirement Plan, and the System Executive Retirement Plan. In these plans, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit, except that participants in the Supplemental Retirement Plan are also eligible for benefits under the Pension Equalization Plan. The second type of plan provides for payments in the event of a change in control, and includes the System Executive Continuity Plans. Finally, the Executive Deferred Compensation Plan and the Equity Ownership Plan allow for deferral of earned income.

QUALIFIED RETIREMENT PLAN COMBINED WITH PENSION EQUALIZATION PLAN. The Company has a tax-qualified defined benefit plan, which, combined with a non-qualified Pension Equalization Plan (PEP), provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5%, which is then multiplied by the final average pay as defined in the plans, and currently includes base salary plus annual bonus. The normal form of benefit for a single executive employee is a lifetime annuity and for a married executive employee is a reduced benefit with a 50% surviving spouse annuity. Retirement benefits are not subject to any deduction for social security. As of December 31, 2004, the credited actual years of service under the combined plans were for Mr. Leonard (6), Mr. Denault (5), Mr. Savoff (1), Mr. Sloan (1), and Mr. Smith (5). Because they entered into PEP agreements granting additional years of service, the total credited years of service under the PEP were for Mr. Sloan (11) and Mr. Smith (28). Mr. Hintz retired during 2004 with 32 years of service.

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) and includes covered compensation for the executive officers included in the salary column of the summary compensation table on page 25.

Retirement Income Plan Table (1)

Annual
Covered	Years of Service
Compensation	15	20	25	30	35
$200,000	$45,000	$60,000	$75,000	$90,000	$105,000
300,000	67,500	90,000	112,500	135,000	157,500
400,000	90,000	120,000	150,000	180,000	210,000
500,000	112,500	150,000	187,500	225,000	262,500
750,000	168,750	225,000	281,250	337,500	393,750
1,000,000	225,000	300,000	375,000	450,000	525,000
1,250,000	281,250	375,000	468,750	562,500	656,250
1,500,000	337,500	450,000	562,500	675,000	787,500

(1)	Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

SUPPLEMENTAL RETIREMENT PLAN (SRP). Executives may participate in the SRP, which is an unfunded defined benefit plan, at the invitation of the Company. None of the named executive officers are currently participants in the plan. The SRP provides that, under certain circumstances, a participant may receive a monthly retirement benefit payment for 120 months. The amount of monthly payment shall not exceed 2.5% of the participant's average basic annual pay (as defined in the SRP). Current estimates indicate that the annual payments to any participating executive officer under the SRP (combined with the PEP, if applicable) would be less than the payments to a participating officer under the System Executive Retirement Plan discussed below.

SYSTEM EXECUTIVE RETIREMENT PLAN (SERP). This executive plan is an unfunded defined benefit plan for participating executives, including all of the executive officers named in the Summary Compensation Table (except for Mr. Leonard, who receives non-qualified supplemental retirement benefits under the terms of his retention contract, which are described below). Executive officers can choose, at retirement, between the retirement benefits paid under the SERP or those payable under the non-qualified supplemental retirement plans discussed above, and in which they participate. SERP benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60% or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The current maximum pay replacement ratio for 20 years of credited service for Messrs. Denault, Savoff, Sloan, and Smith is 50%. The ratios are reduced for each year of employment below 30 years. The normal form of benefit for a single employee is a lifetime annuity, and for a married employee is a reduced benefit with a 50% surviving spouse annuity. These retirement payments are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above is contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Company or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Company or for resignation or termination of employment for any reason before or after normal retirement age and without the Company's permission.

The credited years of service for the Named Executive Officers under the SERP are as follows: Mr. Denault (5), Mr. Savoff (1), Mr. Sloan (6), and Mr. Smith (5). Mr. Hintz retired in 2004 with 32 credited years of service under the SERP.

Upon retirement, and subject to existing deferral elections and the provisions of Internal Revenue Code Section 409A, executives are able to receive the value of their SERP, SRP, or PEP benefit paid either as a lump sum or a series of annual payments. The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) under the SERP.

System Executive Retirement Plan Table (1)

Annual
Covered	Years of Service
Compensation	10	15	20	25	30+
$250,000	$75,000	$112,500	$125,000	$137,500	$150,000
500,000	150,000	225,000	250,000	275,000	300,000
750,000	225,000	337,500	375,000	412,500	450,000
1,000,000	300,000	450,000	500,000	550,000	600,000
1,500,000	450,000	675,000	750,000	825,000	900,000
2,000,000	600,000	900,000	1,000,000	1,100,000	1,200,000
2,500,000	750,000	1,125,000	1,250,000	1,375,000	1,500,000
3,000,000	900,000	1,350,000	1,500,000	1,650,000	1,800,000

(1)

Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

SYSTEM EXECUTIVE CONTINUITY PLANS. All named executive officers participate in one of Entergy's two System Executive Continuity Plans. However, if Mr. Leonard receives benefits under the change in control protections of his retention contract, which is described below, he will not also receive benefits under the Continuity Plans. Each plan provides severance pay and benefits under specified circumstances following a change in control. In the event a participant's employment is involuntarily terminated without cause or if a participant terminates for good reason during the change in control period, the named executive officers will be entitled to:

  a cash severance payment equal to three times base salary and target bonus payable in a single sum distribution. The cash severance payment under the Continuity Plans is limited to 2.99 times base salary and applicable annual incentive bonus, except for participants (other than Mr. Leonard and Mr. Denault) who were entitled to receive a three times severance payment prior to March of 2004;
  continued medical and dental insurance coverage for three years, but subject to offset for any similar coverage provided by the participant's new employer;
  immediate vesting of performance awards, based upon an assumed achievement of applicable performance targets; and
  payment of a "gross-up" payment to compensate for any excise taxes the participant might incur.

Participants in the Continuity Plans are subject to post-employment restrictive covenants, including noncompetition provisions that run for two years for named executive officers but extend to three years if permissible under applicable law.

DEFERRED COMPENSATION PLANS. Executives are eligible to defer earned income through participation in Entergy's Executive Deferred Compensation Plan ("EDCP") or by purchasing phantom units of Entergy stock at fair market value under the Equity Ownership Plan. Executives may under the EDCP defer receipt of base salary, amounts due under the executive plans described above, annual bonuses, performance units, and approved incentive compensation such as restricted units and signing bonuses. The investment options available to executives under the EDCP are similar to those currently available under the Savings Plan of Entergy Corporation and Subsidiaries, except that executives may not invest in Entergy stock under the EDCP. Executives may under the EOP defer receipt of annual bonuses, performance units, restricted units, and pre-2003 option gains.

EXECUTIVE EMPLOYMENT CONTRACTS AND RETENTION AGREEMENTS.

Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan, and awards granted under the EOP, will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

EXECUTIVE RETENTION AGREEMENTS

Retention Agreement with Mr. Leonard - Mr. Leonard's retention agreement provides that if he terminates his employment following his attainment of age 55, with or without "good reason" and except for "cause," he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company's non-qualified supplemental retirement plans such as the SERP, the SRP, or the PEP. Mr. Leonard will reach age 55 during the 2005 calendar year. If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, before or after his attainment of age 55, he will forfeit his non-qualified supplemental retirement benefit. However, if Mr. Leonard were to leave without "cause" on or after his attainment of age 55, he would be entitled to receive this benefit, plus:

  previously vested stock options (with 248,533 options vesting during 2005 in addition to those described on page 27), which must be exercised within 90 days of termination;
  income earned in prior periods and deferred into available investment options, subject to his deferral elections and the provisions of Internal Revenue Code Section 409A. As of December 31, 2004, Mr. Leonard had credited to his deferral accounts 150,731 phantom units of Entergy Company stock and $146,250 in other deemed investment funds; and
  other broad-based compensation and benefits generally available to terminated employees under plans or arrangements in which Mr. Leonard participates, in accordance with the terms and conditions of those plans and arrangements.

Mr. Leonard's non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final monthly compensation (as defined under the SERP), reduced to account for benefits payable to Mr. Leonard under the Company's and a former employer's qualified pension plans. As of December 31, 2004, his final monthly compensation was $191,228 which amount would provide for a single life annuity of approximately $1,376,842 per year as his non-qualified supplemental retirement benefit, subject to the offsets described above. The benefit is payable in a single lump sum, or as periodic payments, at his discretion. If elected, periodic payments will be due for Mr. Leonard's life, and then a reduced benefit of 50% will be due for the life of his spouse.

Upon attainment of 10 years of service with the Company, which will occur in 2008, Mr. Leonard would qualify for retirement under certain Company plans. At this point, he would become eligible to receive additional benefits comparable to those available to other retirees of the Company, such as accelerated vesting of stock options, an extended period to exercise those options, pro-rated payment of annual and long-term incentive awards, and continued health and welfare coverage to the extent available.

The retention agreement with Mr. Leonard further provides that, subject to certain forfeiture provisions, upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, or (b) by reason of Mr. Leonard's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to 2.99 times the sum of Mr. Leonard's base salary plus the lesser of (i) his target annual incentive award, or (ii) his applicable annual incentive award, each subject to the provisions of Internal Revenue Code Section 409A;
  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;
  his non-qualified supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55, with certain adjustments in the case of death or disability;
  he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals under most circumstances and an assumed maximum achievement of applicable performance goals in the case of a merger-related termination, as defined in the agreement;
  all of his previously granted stock options will become fully vested and will remain outstanding for their full ten-year term; and
  Entergy will pay to him a "gross-up" payment to compensate him for any excise taxes he might incur.

Retention agreement with Mr. Smith - The retention agreement with Mr. Smith provides that Mr. Smith will be paid a retention payment of approximately $525,000 on each of the first three anniversaries of the date on which a Merger is completed, if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for three years after completion (a) by Mr. Smith for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Smith's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to the unpaid installments, if any, of the retention payments described above;
  he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals;
  all of his stock options will become fully vested and will remain outstanding for their full ten-year term;
  Entergy will pay to him a "gross-up" payment to compensate him for any excise taxes he might incur.

PROPOSAL 2 - RATIFICATION OF EXTERNAL AUDITORS

Unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies in favor of the ratification of the appointment by the Audit Committee of the Board of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2005. Deloitte & Touche LLP has been the Corporation's auditors since 2001. A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the Stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3 - STOCKHOLDER PROPOSAL REGARDING INDEPENDENT

CHAIRMAN OF BOARD OF DIRECTORS

The Corporation has been advised that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, a holder of 200 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2005 Annual Meeting of Stockholders:

Resolved: That stockholders of Entergy Corporation ("Entergy") ask the board of directors to adopt a policy that the board's chairman be an independent director who has not previously served as an executive officer of Entergy. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement: It is difficult to overstate the importance of the board of directors in our system of corporate accountability. As a Commission of The Conference Board stated in a 2003 report, "The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareholders as well as other constituencies are being properly served."

The responsibilities of a company's board of directors include reviewing and approving management's strategic and business plans; approving material transactions; assessing corporate performance; and selecting, evaluating, compensating and, if necessary, replacing the CEO. (See Report of the NACD Blue Ribbon Commission on Director Professionalism). Although the board and senior management may work together to develop long-range plans and relate to key constituencies, we believe the board's responsibilities have the potential to bring it into conflict with the CEO under some circumstances.

Specifically, when a CEO serves as chairman, there is a risk that his interests will conflict with the board's duty to direct and monitor the business and affairs of the company. As Intel chairman Andrew Grove puts it, "The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he's an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?"

A former CEO as chairman, which is the arrangement Entergy currently uses, also has its pitfalls. It may be more difficult for a chairman to reconsider decisions made while he was CEO, and other directors may feel awkward when doing so. Board members elected during the chairman's tenure as CEO could have divided loyalties if there is conflict between the chairman and CEO, and a factionalized board could result.

We urge stockholders to promote independent board leadership and vote for this proposal.

Board of Directors Response: Your Board fully recognizes that independence from management is an important component of an effective board and believes that it has discharged this responsibility well to date. A substantial majority of the Directors are independent, and these directors meet at least four times each year.

Entergy currently separates the positions of CEO and Chairman of the Board. Our current Chairman is an independent director under the New York Stock Exchange rules and Entergy's Corporate Governance Guidelines. Entergy's Guidelines require that the Board consider annually whether to continue the separation of the Chairman and CEO positions, and whether to appoint a lead independent director if the positions are combined. Your Board believes that the practice of annually reviewing the role of the Chairman is more effective than an absolute requirement that an independent director serve as Chairman of the Board at all times. Your Board believes that it should retain the ability to determine whether it is in the best interests of Entergy to have an independent Chairman.

Accordingly, the Board recommends that shareholders vote AGAINST this proposal.

PROPOSAL 4 - STOCKHOLDER PROPOSAL REGARDING MAJORITY

ELECTION OF DIRECTORS

The Corporation has been advised that the Sheet Metal Workers' National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, a holder of 7,050 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2005 Annual Meeting of Stockholders:

Resolved: That the shareholders of Entergy ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company's director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company's current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company's current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are "withheld" from that director nominee. So even if 99.99% of the shares "withhold" authority to vote for a candidate or all the candidates, a 0.01% "for" vote results in the candidate's election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company's governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board of Directors Response: Entergy is a Delaware corporation and has adopted Delaware's standard provisions on the election of directors. These statutory provisions provide that directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors. This system of plurality voting, which the proponent seeks to replace, has long been the accepted system among comparable Delaware corporations.

Your Board of Directors believes that active stockholder participation in the election of directors is important to the Company and to effective corporate governance, and Entergy's shareholders have a history of electing, by a plurality, strong and independent Boards. The rules governing plurality voting are well understood, while the consequences of the proposal are uncertain.

Some of these uncertainties relate to the relationship of a majority vote provision to other important governance provisions. For example, it is possible that an incumbent director would continue to serve as a director even if he or she did not receive a majority vote. Under Delaware law, a director serves until a successor is elected for his or her position. Therefore, under the proposal, an incumbent director would continue to serve even without receiving a majority vote, unless another nominee was elected to that position by a majority vote.

Due to uncertainties of this sort and the fact that Entergy has a history of having a strong and independent Board, your Board does not believe that its current plurality method of election should be changed at this time. However, if the uncertainties with this shareholder proposal are resolved, then your Board may consider a majority vote requirement in the future, because it believes that broad shareholder support for directors is important.

Accordingly, the Board recommends that shareholders vote AGAINST this proposal.

STOCKHOLDER PROPOSALS FOR 2006 MEETING

For a stockholder proposal to be included in the proxy statement for our next annual meeting, the proposal must be received by the Corporation at its principal offices no later than November 26, 2005. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 15, 2006 and not earlier than February 18, 2006.

By order of the Board of Directors,

/s/ Robert v.d. Luft

Robert v.d. Luft
Chairman of the Board
Dated: March 25, 2005

ENTERGY CORPORATION

Proxy Solicited by the Board of Directors for the
Annual Meeting of Stockholders--May 13, 2005

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Maureen S. Bateman jointly and severally, as Proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 16, 2005, at the Annual Meeting of Stockholders to be held at the Peabody, Three Statehouse Plaza, Little Rock, AR 72201, on Friday, May 13, 2005, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2004 is acknowledged.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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END OF FRONT SIDE OF PROXY CARD

Mark Here for Address Change or Comments. PLEASE SEE REVERSE SIDE
		FOR	WITHHOLD	FOR ALL EXCEPT
1) Election of Directors
01 M.S. Bateman 02 W.F. Blount 03 S.D. deBree 04 C.P Deming 05 A. M. Herman 06 D. C. Hintz 07 J.W. Leonard 08 R.v.d. Luft	09 K.A. Murphy 10 J.R. Nichols 11 W.A. Percy, II 12 D.H. Reilley 13 S.V. Wilkinson
_____________________________________ Except Nominee(s) written above

		FOR	AGAINST	ABSTAIN
2) Ratification of external auditors

3) Stockholder proposal regarding independent Chairman of Board of Directors.

4) Stockholder proposal regarding majority election of directors.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

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the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/etr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the
Internet at: http://entergy.com/Investor/Financial/annual.asp